Exhibit 10.1

May 27, 2009

William Nimmo

Halpern Denny III, L.P.

399 Boylston St.

Boston, MA 02116-3338

Re:	Einstein Noah Restaurant Group Inc. (the “Corporation”)
Redemption of Series Z Preferred Stock (“Series Z Preferred”)

Dear Bill:

This letter confirms our discussions regarding the Corporation’s and Halpern Denny III, L.P.’s (“Halpern Denny”) understanding about the mandatory redemption of the Series Z Preferred. Any defined terms used in this letter without definition shall have the meaning set forth in the New World Restaurant Group, Inc. Certificate of Designation, Preferences and Rights of Series Z Preferred Stock dated September 29, 2003 (the “Certificate”).

In connection with the redemption of the Series Z Preferred, the Corporation and Halpern Denny, intending to be legally bound, hereby agree as follows:

1.	The Corporation shall not redeem all of the shares of Series Z Preferred on June 30, 2009, but shall instead redeem the shares of Series Z Preferred on the dates set forth herein and on the terms and conditions contemplated hereby.

2.	On June 30, 2009, pursuant to the mandatory redemption provisions of the Certificate, the Corporation shall redeem (subject to the legal availability of funds) 20,000 shares of Series Z Preferred at a Redemption Price of $1,000 per share, for a total redemption price of $20,000,000.

3.	Pursuant to the mandatory redemption provisions of the Certificate, the remaining shares of Series Z Preferred shall be redeemed (subject to the legal availability of funds) at a price equal to the Redemption Price of $1,000 per share plus the Additional Redemption Price (as defined below) per share as of such redemption date in accordance with the following schedule:.

Redemption Date	Number of Shares to be Redeemed
December 31, 2009	A number of shares equal to $3,000,000 divided by the sum of the Redemption Price of $1,000 per share and the Additional Redemption Price per share as of such redemption date.

Halpern Denny III, L.P.

May 27, 2009

March 31, 2010	A number of shares equal to $5,000,000 divided by the sum of the Redemption Price of $1,000 per share and the Additional Redemption Price per share as of such redemption date.

June 30, 2010	All remaining outstanding shares of Series Z Preferred to be redeemed at the Redemption Price of $1,000 per share plus the Additional Redemption Price per share as of such redemption date.

For purposes of this Letter Agreement, the “Additional Redemption Price” shall mean, as of each redemption date after June 30, 2009, an amount per share of Series Z Preferred equal to the aggregate cumulative dividends which have accrued with respect to the outstanding Liquidation Preference for such share of Series Z Preferred not redeemed in full as of June 30, 2009 (but outstanding on the redemption date) and which dividends remain unpaid as of such redemption date. The amount of such dividends shall be calculated in accordance with Section 4(c)(v) of the Certificate and nothing in this Letter Agreement shall modify the amount of dividends payable to Halpern Denny pursuant to the terms of the Certificate.

4.	Due to the prohibition against paying cash dividends in the Corporation’s Amended and Restated Credit Agreement dated as of June 28, 2007, as amended (the “Credit Agreement”), the Corporation does not intend to pay any cash dividends on any shares of Series Z Preferred not redeemed on June 30, 2009; provided however, the Corporation shall pay, on each redemption date, the Additional Redemption Price for any shares of Series Z Preferred redeemed after June 30, 2009.

The parties hereto agree that, in the event:

a. a Merger or Change of Control (in each case, as defined in the Certificate) of the Corporation shall occur (i) the provisions of the Certificate shall control, (ii) pursuant to the provisions of the Certificate, the effective time of the Merger or Change of Control shall be a Mandatory Redemption Date and (iii) this Letter Agreement shall be of no further force and effect;

Halpern Denny III, L.P.

May 27, 2009

b. the Corporation becomes a debtor in a voluntary or involuntary bankruptcy proceeding, the provisions of the Certificate shall control and this Letter Agreement shall be of no further force and effect; and

c. the Corporation issues and sells capital stock or debt securities, the Corporation shall, to the extent permitted by the Credit Agreement, use the net cash proceeds of such offering to redeem any outstanding shares of Series Z Preferred at the Redemption Price of $1,000 per share plus the Additional Redemption Price.

The parties hereto further agree that this Letter Agreement shall not constitute a waiver of either party’s rights under the Certificate and that the Corporation’s obligation to redeem all outstanding shares of Series Z Preferred in accordance with Section 4(b) of the Certificate remains outstanding, except that if the Corporation makes the payments set forth above, Halpern Denny agrees it has no rights to, and it shall not to take any action to, enforce the mandatory redemption provisions of the Certificate. The parties agree that this Letter Agreement shall bind any successors to the Corporation and shall extend to Halpern Denny and its past, present and future parents, subsidiaries, affiliates, directors, officers, partners, employees, agents, representatives, and any and all executors, administrators, successors, assigns or heirs. Halpern Denny has not transferred or assigned any causes of action arising from, related to or connected with the mandatory redemption provisions of the Certificate.

The Corporation represents and warrants to Halpern Denny that (i) this Letter Agreement has been duly authorized by all necessary corporate and other action on behalf of the Corporation and (ii) this Letter Agreement, including the obligation to pay the Additional Redemption Price, will not violate or result in a default under any of the constituent documents of the Corporation or any material agreement or instrument binding the Corporation, including the Credit Agreement. Halpern Denny represents and warrants to the Corporation that (i) this Letter Agreement has been duly authorized by all necessary limited partnership and other action on behalf of Halpern Denny and (ii) this Letter Agreement will not violate or result in a default under any of the constituent documents of Halpern Denny or any material agreement or instrument binding Halpern Denny. Each of the Corporation and Halpern Denny represent and warrant to the other party that this Letter Agreement has been duly executed and delivered by each party, and constitutes a legal, valid and binding obligation of each party, enforceable in accordance with its terms.

This Letter Agreement is not the Redemption Notice required by the Certificate and the Corporation shall be required to provide the Redemption Notice in accordance with Section 4(c) of the Certificate in advance of any redemption pursuant to the terms of the Certificate.

Halpern Denny III, L.P.

May 27, 2009

This Letter Agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to agreements made and to be performed in Delaware without giving effect to choice of law or conflicts of law principles.

Please acknowledge your acceptance of the terms of this Letter Agreement by executing it in the space provided below and returning a copy to us.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	/s/ Richard P. Dutkiewicz
Name:	Richard P. Dutkiewicz
Title:	Chief Financial Officer

Accepted And Agreed:

HALPERN DENNY III, L.P.

By:	/s/ William J. Nimmo
Name:	William J. Nimmo
Title:	Partner

Date:	5-28-09